Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

SECOND-QUARTER 2019 RESULTS

Pricing Power, Cost Actions and Mix Shift

Offset Topline Pressures to Drive Margin Growth and Benefit Bottom Line Performance

On Track to Achieve Year-End EPS Improvement Targets

from New Lower Cost Value Chain Structure

CRANBURY, New Jersey - (August 6, 2019) - Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its second-quarter ended June 30, 2019.

Strategic Highlights

•	Continued progress executing against Vision 2022 strategic roadmap and Strategic Pillars

•	Leveraged value-selling model to continue to capture price increases to offset the gross profit effects of lower sales volumes

•

On schedule to realize GAAP and adjusted diluted EPS improvement of $0.25 to $0.27 per share run rate by the end of 2019 from the value chain optimization program that provided some initial sequential benefits in the quarter

•	Completed planned annual maintenance shut-down of Coatzacoalcos, Mexico facility on time and on budget with $3 million of maintenance and under-absorption costs in Q2 2019

Q2 2019 Financial Highlights

•

Sales of $185 million were down 10% compared with prior-year quarter as pricing power was predominantly offset by the planned discontinuation of low-margin nutrition trading business, as well as a general weakening of demand including customer destocking, lost 2019 business due to Midwest flooding and continued “indirect” tariff effects

•	GAAP Net Income of $1 million, or $0.07 per diluted share, was down $5 million from Q2 2018, primarily due to a $6.6 million one-off tax charge

•	Reported EBITDA of $26 million was up $4 million, or 17% year-over-year due to reduced value chain transition costs

•

Adjusted EBITDA of $30 million was flat sequentially but down $1 million year-on-year, while adjusted EBITDA margin of 16% was up 30 basis points sequentially and 129 basis points compared with the prior-year quarter, reflecting improved mix and continued price increases and cost management, as well as early benefits from the new value chain lower cost structure

•	Q2 2019 adjusted diluted EPS of $0.43 was down 22% year-on-year due primarily to a higher effective tax rate and interest expense, lower adjusted EBITDA and higher non-cash stock compensation

•	Free Cash Flow of $20 million, up $24 million year-on-year on improved working capital and lower capital expenditures

Management Comments

“By leveraging our improved mix, pricing power momentum, cost management and lower cost structure, we grew our adjusted EBITDA margin by 129 basis points in the second quarter despite a 10% decline in sales,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “This solid margin performance is a strong testament to the effectiveness of our Vision 2022 strategy and Strategic Pillar framework that have begun to transform Innophos’ growth profile.”

“Second-quarter sales were impacted by several factors that more than offset our continued pricing power. This included difficult year-over-year comparisons due to the planned discontinuation of low-margin nutrition trading business announced in Q3 2018, lower sales to the fertilizer markets in the US due to the ongoing Midwest flooding, and indirect tariff pricing pressure on our IS segment. In addition, we experienced softer than expected demand in several markets including customer destocking.”

“In response to these factors that we expect to persist through the balance of the year, we are resetting our 2019 revenue guidance. At the same time, we are maintaining our EBITDA guidance as we expect to continue to benefit from our pricing power and cost containment actions. In addition, while investments in high return projects remain a priority, we are committed to a more efficient approach to spending going forward, as reflected in our revised Capex range,” continued Mink.

“While we manage through the near-term by focusing on what we can control, we remain committed to executing on the strategic priorities that will advance Innophos on our transformational Vision 2022 journey. First, we will continue to shift the mix of business to higher levels of attractive FHN business through our SPARC new product development program and the pursuit of targeted M&A opportunities. Second, we will benefit from our lower-cost value chain structure to help achieve our year-end EPS improvement goal. And finally, we will leverage our market leadership in Commercial Excellence to capture further pricing power,” concluded Mink.

Q2 2019 Results

Variance $ and Variance % in the following tables and comments may not foot due to rounding

$ Millions except EPS

Quarter 2	2019	2018	Variance $	Variance %
Sales	185	207	(22)	(10)%
Net Income	1	6	(5)	(78)%
Adj. Net Income	9	11	(2)	(22)%
EBITDA	26	23	4	17%
Adj. EBITDA	30	31	(1)	(3)%
Diluted EPS	0.07	0.31	(0.24)	(78)%
Adj. Diluted EPS	0.43	0.55	(0.12)	(22)%
Cash from Ops	26	8	18	BIG
Free Cash Flow	20	(3)	24	712%

•	Sales were 10% below prior year as 3% selling price increases were offset by a 13% volume decline

•

The Q2 2019 volume decline was impacted by several factors, including discontinued low-margin nutrition trading business, a general weakening of demand including customer destocking, lost 2019 business from Midwest flooding and continued “indirect” tariff impacts

•

GAAP Net Income of $1 million and diluted EPS of $0.07 were down versus the prior year primarily due to a $6.6 million one-off tax charge related to Dutch tax regulations enacted in the current quarter retroactive to January 1, 2018

•

In line with the Company’s expectations, Mexico’s natural gas network improved sequentially following their pipeline completion. As a result, there were no imbalance charges and there was a 12% sequential reduction in the basic rate invoiced that resulted in similar year-over-year natural gas costs

•	Adjusted EBITDA margin of 16% was up 129 basis points year over year due to improved sales pricing and mix combined with improvements in cost structure

•	Free Cash Flow was $20 million, up $24 million from the prior year period on improved working capital and lower capital expenditures

Q2 2019 Segment Financials

Q2 Sales	2019 $ Millions	2018 $ Millions	Variance $	Variance %
FHN	107	126	(19)	(15)%
IS	68	67	1	1%
Other	11	14	(4)	(25)%

Total IPHS	185	207	(22)	(10)%

Q2 Adj. EBITDA	2019 $ Millions	2018 $ Millions	2019 % Margin	2018 % Margin
FHN	22	18	21%	14%
IS	8	11	12%	16%
Other	(1)	2	-7%	11%

Total IPHS	30	31	16%	15%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN sales declined 15% year over year (price +3%, volume -18%) as price increases were offset by lower volumes due to the discontinuation of low-margin nutrition trading business and softer demand including customer destocking; adjusted EBITDA margins were up 611 basis points sequentially and 639 basis points compared with Q2 2018 due to increased selling prices, improved sales mix, capitalized variances for the nutrition business, lower costs from the value chain optimization program and a reclassification to FHN of some profit that was recorded in the Other segment in Q1 2019

•

IS sales were up 1% year over year (price +3%, volume -2%) due to higher prices that exceeded lower volume effects from “indirect” unfavorable tariff impacts on international sales as Chinese competition redirected mostly technical grade product and Midwest flooding; adjusted EBITDA margins were down 320 basis points sequentially due to the planned maintenance outage and 409 basis points year over year due to higher freight costs and the noted tariff impacts

•

Other sales were down 25% (price -1%, volume -23%) due primarily to reduced co-product and low grade acid sales volumes; adjusted EBITDA margins were negative 7% due to the reclassification of some Q1 2019 profit on certain intermediate product transactions from Other to the downstream consuming segments. Year-to-date margins are properly reflected at 12%

Year-to-Date Results

Variance $ and Variance % in the following tables and comments may not foot due to rounding

$ Millions except EPS

YTD Q2	2019	2018	Variance $	Variance %
Sales	376	412	(36)	(9)%
Net Income	10	17	(7)	(41)%
Adj. Net Income	20	23	(3)	(13)%
EBITDA	52	52	0	(1)%
Adj. EBITDA	60	63	(3)	(5)%
Diluted EPS	0.51	0.87	(0.36)	(41)%
Adj. Diluted EPS	1.00	1.15	(0.15)	(13)%
Cash from Ops	17	10	7	76%
Free Cash Flow	1	(17)	18	106%

•

Sales decreased 9% on 3% higher prices but 12% lower volumes due to the planned discontinuation of low-margin nutrition trading business, as well as a general weakening of demand including customer destocking, lost 2019 business due to Midwest flooding and continued “indirect” tariff effects

•	GAAP Net Income of $10 million was down $7 million due primarily to a one-off tax charge related to Dutch tax regulations enacted in Q2 2019 retroactive to January 1, 2018

•	Adjusted EBITDA declined 5% due to the effects of lower sales volumes and higher input costs that were not entirely covered by selling price increases

YTD Quarter 2 Segment Financials

YTD Q2 Segment Sales	2019 $ Millions	2018 $ Millions	Variance $	Variance %
FHN	222	252	(30)	(12)%
IS	131	130	1	1%
Other	24	30	(6)	(20)%

Total IPHS	376	412	(36)	(9)%

YTD Q2 Segment Adj. EBITDA	2019 $ Millions	2018 $ Millions	2019 % Margin	2018 % Margin
FHN	39	39	18%	15%
IS	18	22	14%	17%
Other	3	2	12%	8%

Total IPHS	60	63	16%	15%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•

FHN represented 59% of total Company sales and was down 12% year over year (price +4%, volume -16%) as price increases were offset by lower volumes due to the discontinuation of low-margin nutrition trading business, as well as general weakening in demand including customer destocking; adjusted EBITDA margins were 221 bps above H1 2018 due to increased selling prices and improved sales mix

•

IS sales were up 1% with selling price increases exceeding volume decreases (price +4%, volume -3%); adjusted EBITDA margins were down 292 bps due to higher freight costs and “indirect” unfavorable tariff impacts

•	Other sales were down 20% (price -1%, volume -19%) due primarily to reduced co-product and low grade acid sales volumes. Other adjusted EBITDA margins were 12%

Full Year 2019 Outlook

The Company is revising its previously announced 2019 revenue guidance to reflect current market conditions.

Revenues are now forecasted to be 6-7% below 2018 revenue of $802 million, compared with the prior expectation of 1-2% down.

The revised revenue range reflects the expectation that the US fertilizer sales impacted by Midwest flooding will not rebound in 2019 as previously expected. In addition, the Company expects market softness to continue to impact both FHN and IS volumes, as well as IS pricing and volumes to continue to be affected indirectly by tariffs. The year-over-year volume decline from the discontinuation of the low margin nutrition business is expected to impact comps through the end of the year, but less materially for the fourth quarter. The combined impact of these factors will be partially offset by positive year-over-year revenue contribution from price increases and new product wins.

Innophos continues to expect Adjusted EBITDA to grow 1-3% in 2019 from $125 million in 2018, reflecting the benefits of pricing and cost actions more than offsetting impacts from volume declines.

From a GAAP and cash flow perspective, costs are expected to be lower in H2 than H1 as the Company winds down spending on the non-recurring expenses that are adjusted for non-GAAP reporting purposes, including value chain transition expense and Mexico natural gas supply adjustment charges.

Capital investments are now expected to be in the $45 to $50 million range, approximately 15-20% below 2018 spending. This compares with the prior expectation of capital investments in line with prior year, and reflects the Company’s expectation to be more efficient with spending to finalize the optimization of the value chain and manufacturing program while continuing to make investments in high return projects.

The Company expects its effective tax rate to operate in the 28-32% range, excluding the second quarter $6.6 million one-time Dutch tax charge.

Conference Call

Innophos will host its second-quarter 2019 conference call today August 6, 2019 at 9:00 am ET to discuss its earnings results. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.innophos.com. The live call also can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q2 2019 earnings call presentation will be made available on the Company’s website prior to the call. If you are unable to listen to the live call, the webcast will be archived on the Company’s website. In addition, a replay of the call will be available between August 6 and August 20, 2019. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13692166.

Additional information on Innophos’ second-quarter 2019 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of essential ingredients. We partner with world-leading health & nutrition, food & beverage and industrial brands to create science-based solutions that improve quality of life. Our knowledgeable teams apply science to unlock the potential that lies within the blends and formulations that we deliver. Forward thinking and people centric at heart, we execute with purpose and efficiency to create value in everything we do. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

###

Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars in thousands, except per share amounts or share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Sales	$185,038	$206,725	$376,452	$412,165
Cost of goods sold	148,646	170,340	303,648	333,553

Gross profit	36,392	36,385	72,804	78,612

Operating expenses:
Selling, general and administrative	20,261	22,503	39,703	45,023
Research & development expenses	1,232	1,338	2,572	2,749

Total operating expenses	21,493	23,841	42,275	47,772

Operating income	14,899	12,544	30,529	30,840
Interest expense, net	3,887	3,198	7,589	6,102
Foreign exchange (gain) loss	(470)	1,136	(851)	940
Other income	(8)	(13)	(11)	(28)

Income before income taxes	11,490	8,223	23,802	23,826
Provision for income taxes	10,089	1,977	13,707	6,665

Net income	$1,401	$6,246	$10,095	$17,161

Diluted Earnings Per Participating Share	$0.07	$0.31	$0.51	$0.87
Diluted weighted average participating shares outstanding	19,776,845	19,818,883	19,715,907	19,765,971
Dividends paid per share of common stock	$0.48	$0.48	$0.96	$0.96
Dividends declared per share of common stock	$0.48	$0.48	$0.96	$0.96

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$1,401	$6,246	$10,095	$17,161
Pre-tax Adjustments
Foreign exchange loss (gain)	(470)	1,136	(851)	940
Severance/Restructuring expense	1,306	304	3,249	1,284
M&A related costs	285	186	451	938
Mexico natural gas supply imbalance charges	0	0	1,179	0
Value chain transition	743	4,493	2,338	4,493
Supplier Q418 payment amortization	(1,254)	0	(2,365)	0
Other	151	0	463	0

Total Pre-Tax Adjustments	761	6,119	4,464	7,655
Income tax effects on Adjustments	244	1,471	1,332	1,933
One-time Dutch tax charge	6,603	0	6,603	0

Adjusted Net Income	$8,521	$10,894	$19,830	$22,883

Adjusted Diluted Earnings Per Participating Share	$0.43	$0.55	$1.00	$1.15

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$1,401	$6,246	$10,095	$17,161
Interest expense, net	3,887	3,198	7,589	6,102
Provision for income taxes	10,089	1,977	13,707	6,665
Depreciation & amortization	10,886	11,089	20,646	22,453

EBITDA	26,263	22,510	52,037	52,381
Adjustments
Non-cash stock compensation	2,780	1,993	3,567	2,992
Foreign exchange loss (gain)	(470)	1,136	(851)	940
Severance/Restructuring expense	1,306	304	3,249	1,284
M&A related costs	285	186	451	938
Mexico natural gas supply imbalance charges	0	0	1,179	0
Value chain transition	743	4,493	2,338	4,493
Supplier Q418 payment amortization	(1,254)	0	(2,365)	0
Other	151	0	463	0

Adjusted EBITDA	$29,804	$30,622	$60,068	$63,028

Percent of Sales	16.1%	14.8%	16.0%	15.3%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended				Three Months Ended
	June 30, 2019				June 30, 2018
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$19,561	$6,972	$(270)	$26,263	$14,939	$7,794	$(223)	$22,510
Non-cash stock compensation	1,573	1,101	106	2,780	1,128	789	76	1,993
Foreign exchange loss (gain)	66	—	(536)	(470)	96	—	1,040	1,136
Severance/Restructuring exp	848	391	67	1,306	169	114	21	304
M&A related costs	285	—	—	285	172	—	14	186
Value chain transition	448	266	30	744	1,666	2,219	608	4,493
Supplier payment amortization	(652)	(477)	(125)	(1,254)	—	—	—	—
Other	89	52	10	151	—	—	—	—

Adjusted EBITDA	$22,218	$8,305	$(718)	$29,804	$18,170	$10,916	$1,536	$30,622

	Six Months Ended				Six Months Ended
	June 30, 2019				June 30, 2018
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$33,967	$15,029	$3,041	$52,037	$33,931	$17,886	$564	$52,381
Non-cash stock compensation	2,019	1,412	136	3,567	1,693	1,185	114	2,992
Foreign exchange loss (gain)	(60)	—	(791)	(851)	9	—	931	940
Severance/Restructuring exp	2,100	981	168	3,249	763	482	40	1,285
M&A related costs	451	—	—	451	923	—	14	937
Mexico natural gas supply adj.	263	553	363	1,179	—	—	—	—
Value chain transition	1,409	836	93	2,338	1,666	2,219	608	4,493
Supplier payment amortization	(1,230)	(899)	(236)	(2,365)	—	—	—	—
Other	261	169	33	463	—	—	—	—

Adjusted EBITDA	$39,180	$18,081	$2,807	$60,068	$38,985	$21,772	$2,271	$63,028

Segment Reporting

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Segment Net Sales
Food, Health and Nutrition	$106,543	$125,664	$221,609	$252,027
Industrial Specialties	67,725	66,751	130,923	130,101
Other	10,770	14,310	23,920	30,037

Total	$185,038	$206,725	$376,452	$412,165

Net Sales % change
Food, Health and Nutrition	(15.2)%		(12.1)%
Industrial Specialties	1.5%		0.6%
Other	(24.7)%		(20.4)%

Total	(10.5)%		(8.7)%

Segment EBITDA
Food, Health and Nutrition	$19,561	$14,939	$33,967	$33,931
Industrial Specialties	6,972	7,794	15,029	17,886
Other	(270)	(223)	3,041	564

Total	$26,263	$22,510	$52,037	$52,381

Segment EBITDA % of net sales
Food, Health and Nutrition	18.4%	11.9%	15.3%	13.5%
Industrial Specialties	10.3%	11.7%	11.5%	13.7%
Other	(2.5)%	(1.6)%	12.7%	1.9%

Total	14.2%	10.9%	13.8%	12.7%

Depreciation and amortization expense
Food, Health and Nutrition	$6,781	$7,213	$13,169	$14,535
Industrial Specialties	3,766	3,368	6,946	7,104
Other	339	508	531	814

Total	$10,886	$11,089	$20,646	$22,453

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended			Six Months Ended
	June 30, 2019			June 30, 2019
	Price	Vol/Mix	Total	Price	Vol/Mix	Total
Reportable Segments
Food, Health and Nutrition	3.1%	(18.3)%	(15.2)%	3.7%	(15.8)%	(12.1)%
Industrial Specialties	3.4%	(1.9)%	1.5%	3.5%	(2.9)%	0.6%
Other	(1.3)%	(23.4)%	(24.7)%	(1.1)%	(19.3)%	(20.4)%

Total	2.9%	(13.4)%	(10.5)%	3.3%	(12.0)%	(8.7)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows provided from (used for) operating activities
Net income	$10,095	$17,161
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Depreciation and amortization	20,646	22,453
Amortization of deferred financing charges	215	215
Deferred income tax provision	208	97
Dutch income tax liability	6,603	—
Share-based compensation	3,567	2,992
Changes in assets and liabilities:
Accounts receivable	3,607	(8,110)
Inventories	7,748	(13,136)
Other current assets	(12,918)	(4,481)
Accounts payable	(24,129)	(2,692)
Other current liabilities	4,226	(718)
Other long-term assets and liabilities	(3,087)	(4,224)

Net cash (used for) provided by operating activities	16,781	9,557

Cash flows used for investing activities:
Capital expenditures	(15,837)	(26,475)

Net cash used for investing activities	(15,837)	(26,475)

Cash flows provided by (used for) financing activities:
Long-term debt borrowings	37,000	61,000
Long-term debt repayments	(7,000)	(41,000)
Restricted stock forfeitures	(235)	(251)
Dividends paid	(18,866)	(18,782)

Net cash provided by (used for) financing activities	10,899	967

Effect of foreign exchange rate changes on cash and cash equivalents	—	(559)

Net change in cash	11,843	(16,510)
Cash and cash equivalents at beginning of period	20,197	28,782

Cash and cash equivalents at end of period	$32,040	$12,272

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
EBITDA	$26,263	$22,510	$52,037	$52,381
Operating Working Capital	11,168	5,160	(23,050)	(24,986)
Taxes paid	(6,400)	(9,400)	(9,000)	(12,800)
Interest paid	(3,900)	(3,700)	(7,500)	(6,800)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	(876)	(6,485)	4,294	1,762

Net cash provided from operation	$26,255	$8,085	$16,781	$9,557

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA	$29,804	$30,622	$60,068	$63,028
Operating Working Capital	10,407	(959)	(27,514)	(32,641)
Taxes paid	(6,400)	(9,400)	(9,000)	(12,800)
Interest paid	(3,900)	(3,700)	(7,500)	(6,800)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	(3,656)	(8,478)	727	(1,230)

Net cash provided from operation	$26,255	$8,085	$16,781	$9,557

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash from Operations	$26,255	$8,085	$16,781	$9,557
Capital Expenditures	(5,913)	(11,410)	(15,837)	(26,475)

Free Cash Flow	$20,342	$(3,325)	$944	$(16,918)

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$32,040	$20,197
Accounts receivable, net	98,957	102,564
Inventories	172,455	180,203
Other current assets	37,012	24,094

Total current assets	340,464	327,058
Property, plant and equipment, net	235,349	240,235
Lease right-of-use assets	51,604	—
Goodwill	152,767	152,767
Intangibles and other assets, net	89,971	95,094

Total assets	$870,155	$815,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	51,297	80,007
Other current liabilities	67,993	49,993

Total current liabilities	119,290	130,000
Long-term debt	330,000	300,000
Long-term lease liabilities	45,478	—
Other long-term liabilities	36,200	49,639
Total stockholders’ equity	339,187	335,515

Total liabilities and stockholders’ equity	$870,155	$815,154

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures plus cash received from sale leaseback transactions.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its expectation for adjusted earnings to 2019 GAAP net income given the dynamic nature of the strategic value chain repositioning program expenses and potential Mexico energy charges that may be incurred. In addition, Innophos is not able to provide a reconciliation of its 2022 expectation for adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022. As a result we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income for 2019 or 2022 or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.